Exhibit 10.19

May 5, 2025

PRIVATE AND CONFIDENTIAL
Nollaig Forrest
[Address Redacted]

Assignment Agreement

Dear Nollaig,

We are pleased to confirm your forthcoming assignment (herein called “Assignment”) from Amrize Technology Switzerland LLC., in Zug, Switzerland (herein called “Home Company”) to Holcim Participations (US) Inc. in Chicago, Illinois, United States of America (herein called “Host Company”).

1.	Spin-Off Project
Home Company and you (each a “Party” and, collectively, the “Parties”) acknowledge that Holcim Ltd, being the current parent of the Home Company (together with Holcim Ltd.’s subsidiaries and affiliates, collectively the “Holcim Group”) has announced a spin-off of its North America business that includes the Host Company (the “Spin-Off Project”), wherein the North America business will be transferred to a separate publicly traded legal entity (the “New Organization”). Both Parties acknowledge and agree that this Assignment Agreement will be assigned from the Home Company to the New Organization (or one of its subsidiaries or affiliates, as the case may be) at or immediately prior the completion of the Spin-Off Project.

2.	Assignment Agreement
This Assignment Agreement acts as an addendum to your current employment contract with the Home Company dated May 2, 2025, and governs the terms and conditions of your Assignment. This Assignment Agreement, together with your Home Company employment contract, represents the entire agreement between the Parties.

If there is a conflict between this Assignment Agreement and the Home Company employment contract, the terms and conditions of this Assignment Agreement shall prevail over the Home Company employment contract for the duration of the Assignment.

3.	Start Date and Duration
Your Assignment with the Host Company in the US will commence on  July 1, 2025 and is anticipated to last 3 years until July 31, 2028, if not terminated prior to this date in accordance with clause 15 “Termination of Assignment” of this Assignment Agreement.

This Assignment is subject to being granted the applicable non-immigrant US work visa. The Assignment period can be extended up to a maximum duration of 5 years upon request and approval.

4.	Position and Reporting Line
During your Assignment you will hold the position of Chief Marketing and Corporate Affairs Officer and report to the CEO of the New Organization.

5.	Place of Work
During your Assignment your normal place of work will be Chicago, Illinois, in the United States of America.

6.	Compensation

6.1	Assignment Salary
During the Assignment, you will be compensated in accordance with the Host Company’s salary program. Effective on the Assignment start date, your annual base salary for the Assignment will be USD $700,000 gross.

6.2	Salary Review
Your Assignment base salary will be reviewed according to the Host Company’s normal salary review guidelines. Your next annual base salary review will be in 2026.

6.3	Car Allowance
While on assignment in the US in the position of Chief Marketing and Corporate Affairs Officer, you shall receive an annual car allowance of $29,000.00, paid bi-weekly through the Host Company’s standard payroll process, less applicable withholdings and deductions required by law, including ordinary US payroll taxes and Swiss social security employee contributions. The car allowance payments will start once the company provided rental car relocation benefit (section 8.9) is no longer being used.

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6.4	Pay Delivery
Your Assignment base salary will be delivered predominantly through the Host Company payroll. An annually determined amount of your net salary continues to be delivered through Home Company payroll in order to offset your ongoing Swiss social security employee contributions, your Home Company pension funds employee contributions and any Swiss withholding taxes deriving on actual non-US work days. Your car allowance will be fully paid through the Host Company payroll.

6.5	Bonus Plan
During the Assignment, you will be eligible for participation in the Host Company’s annual bonus plan at a target of 90% of your annual base salary with a maximum of 180%. You acknowledge and accept that the Host Company reserves the right to amend the terms and conditions of the annual bonus plan at any time. You also acknowledge and agrees further that any payments pursuant to the bonus plan will be dependent on the Host Company achieving established corporate performance criteria. All determinations regarding achievement of any payment pursuant to the bonus plan will be made by the Host Company, in its sole discretion.

6.6	Long Term Incentives
You will be eligible to participate in the long-term incentive plan being established for the New Organization being formed pursuant to the North America Spin Off Project, which plan may be made up of various components such as restricted stock units, performance shares and/or other share grants or entitlements as developed and included in the new long-term incentive plan (collectively the “North America LTIP”). Your eligibility will be in accordance with the terms and conditions set out in the North America LTIP. All grants are subject to the approval of the Board of Directors of the publicly traded parent of North America business (the “Board’), in its sole discretion. You acknowledge and accept that (i) the Board reserves the right to amend terms and conditions of the North America LTIP at any time, in its sole discretion, (ii) Employee does not have any contractual right (legal or otherwise) to receive any North America LTIP awards, and (iii) any prior North America LTIP awards shall not be interpreted or construed as a precedent regarding entitlement to future or further awards. For the purposes of any grants issued to you in 2025 pursuant to the NA LTIP, and subject to the approval of the Board, you shall be entitled to receive grants that have a minimum value of at least 125% of Your Base Salary, calculated based on the applicable stock price in effect on the actual day of the 2025 grant, with a vesting period set in accordance with the North America LTIP.  Thereafter, any subsequent grants for any years following the 2025 grant shall be in accordance with the entitlements, terms and conditions of the NA LTIP.

6.7	Continuity of Service
For the purpose of calculating years of service and any related benefits, any years spent on an international Assignment will be counted as years spent in the service of the Home Company.

6.7 International Business Travel
Any business trips back to the Home Company during the Assignment, will be managed in accordance with the New Organization’s travel policies.

7.	Insurances
7.1	Social Security
During your Assignment, you will continue to participate in the Swiss social security system. Actual employee and employer Swiss social security contributions will be calculated on your Home Company employment income by the Home Company during this Assignment, as required. The Home Company will apply for a Certificate of Coverage to exempt you from paying any US social security taxes. The Home Company will recharge any employer Swiss social security costs to the Host Company in line with the Company’s intercompany recharge guidelines and practice.

7.2	Home Country Pension and Retirement
During your Assignment, you will continue to participate in the Home Country pension and retirement benefits. The annual pensionable salary will be reviewed annually in line with the corresponding pension plan rules. The Home Company will recharge any employer costs to the Host Company in line with the Company’s intercompany recharge guidelines and practice.

7.3	Health Insurance
During your Assignment, you will be eligible for comprehensive Health and Wellness benefits including international travel health insurance and emergency repatriation plan under the Host Company. To help you with the transition to the US Medical Insurance plan structure, the US entity will make a one-time deposit into your Health Savings Account or Health Care Flexible Spending Account, depending upon which plan you enroll in. For WellCare Silver or WellCare Bronze we will deposit 75% of your in-network medical plan deductible into your Health Savings Account; for WellCare Gold we will deposit $500 into your Health Care Flexible Spending Account.

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8	Relocation Benefits

8.1	Immigration Assistance
The Host Company will apply for the applicable non-immigrant US work visa including any dependent visas, as required. Any expenses in relation to obtaining the necessary US work and dependent visas will be borne by the Host Company.

8.2	Relocation Travel to the US / Days for Moving
The Host Company will meet the costs of travel for you and your immediate family from Switzerland to the US in accordance with the New Organization’s travel policies. Furthermore, you are entitled to take four moving days. The purpose of this paid leave is to attend to relocation related matters in Switzerland and the US.

8.3	Relocation Allowance
You will be entitled to a one-off relocation allowance of USD 9,000. This allowance is intended to cover miscellaneous expenses related to a physical move. Examples of miscellaneous items include, but are not limited to: Fixtures and fittings, electrical appliances, handyman services, connection of cable TV, satellite dishes, registration fees at local town hall, house cleaning, passport related expenses, registration and deregistration costs, excess baggage charges, bank transfer fees and pet related costs. This allowance is paid together with your first salary in the US.

8.4	Destination Services
Destination services are provided to help settling in and finding suitable temporary and permanent accommodation in the US. A predefined destination services package will be offered by the Host Company’s designated relocation service provider.

8.5	Shipment of Personal Effects
The Host Company will pay for the door-to-door shipment of your personal effects including transportation insurance from Switzerland to the US. You will be eligible for a 40-foot container. The Host Company will not pay for the shipment or insurance of unusual items or any items of high value. These items include, but are not limited to, motor vehicles, boats, caravans, wine collections, pianos or other large musical instruments and valuable antiques or paintings. The Host Company will also not be responsible for the import duties, fines, insurance costs or other extra costs arising from shipment of such items and any damages incurred. In the event your personal effects are required to be stored temporarily until you can move into your permanent accommodation in the US, the Home Company will pay up to a maximum of 3 months for storage of your personal effects. The Host Company’s designated relocation service provider will contact you directly upon being authorised by the Host Company.

8.6	Personal Effects Allowance (in lieu of Shipment of Personal Effects)
In lieu of the door-to-door shipment of personal effects (clause 8.5), the Host Company may pay you a one-off Personal Effects Allowance of USD 9,500 net. A combination of the Shipment of Personal Effects (clause 8.5) and Personal Effects Allowance (clause 8.6) is not possible.

8.7	Air Freight
Irrespective of your choice between Shipment of Personal Effects (clause 8.5) or the Personal Effects Allowance (clause 8.6), the Host Company will pay the costs for air freight of personal belongings up to 340 kg (200kg for couple and 70 kg per child). The Host Company’s designated relocation service provider will contact you directly upon being authorised to organize the air freight.

8.8	Temporary Accommodation
The Host Company will meet reasonable costs for temporary accommodation in the US up to a maximum duration of 45 days. Utility costs such as electricity, water, internet, etc. are also paid by the Host Company. Temporary accommodation will be organised by the Host Company’s designated relocation service provider.

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8.9	Car Rental
The Host Company will provide you with a rental car for the first 45-days or longer if required until you are able to purchase a vehicle in the US

8.10	Relocation Expense Repayment
In the event that you voluntarily terminate your Assignment or if your Assignment is involuntarily terminated by the Company due to cause within 12 months of the start of this Assignment, you will be required to repay a portion of the relocation costs incurred by the Host Company.  The repayment amount will be on a pro rata basis of the total cost with a reduction of 1/12 with every month of Assignment.

8.11	Tax Advisory Services
In order to ensure compliance with local tax laws and to assist in the transition and during the Assignment, US and Swiss tax advisory services will be provided by the Home Company’s designated global tax service provider. Tax advisory services (arrival and departure tax briefings and annual US, Swiss, and French tax return filing) will be provided for any year on Assignment and until all trailing tax liabilities from this Assignment are completed. You are solely responsible for timely submission of required documentation to file your US and Swiss tax returns. Any interest and/or penalties resulting from your failure to submit all required tax returns and documentation on a timely basis is your sole responsibility. The Home Company and the Host Company are not liable for any inaccurate or incomplete information given by you.

8.12	US Income Taxes
Any relocation benefits (clause 8.1 to 8.10) provided under this Assignment Agreement are provided net of tax. Therefore, in the event any relocation benefits or payments outlined in this Assignment Agreement may constitute income subject to US taxation, the Home Company will bear any US withholding taxes by performing corresponding gross-up calculations through the Host Company payroll.

In the event that your final personal income tax rate on non-Home Company employment income (i.e., financial income, spousal income, any other form of private income) may be higher due to the payment and provision of relocation benefits under this agreement, such additional tax costs will be your responsibility.

8.13	Swiss Social Security
In the event that any relocation benefits (clauses 8.1 to 8.10) provided under this Assignment Agreement may constitute income subject to Swiss social security, the Home Company will bear such employee social security contributions by means of performing corresponding gross-up calculations through the Home Company payroll.

9	Special Transition Payments
In order to assist you with your transfer to the United States and any other matters related to your transition under this Assignment to the United States, the Host Company will pay to you an additional sum of $250,000 for each 12-month period that you are employed on a full-time basis with the Host Company in the United States (with no gross up for taxes), to a maximum of $750,000.00 for the first 36 consecutive months of your Assignment with the Host Company (collectively the “Transition Payments”).

Payment of the Transition Payments will commence with your first full pay period with the Host Company upon your full relocation to the United States and shall be paid thereafter in equal instalments bi-weekly as part of the Host Company’s standard payroll processes, less all applicable standard deductions required by law, including ordinary payroll taxes. Payment of the Transition Payments conditional and shall commence upon: (i) that date that you have fully relocated to the United States, and (ii) your being actively employed on a full-time basis in accordance with the Assignment with the Host Company in the United States during the applicable period, failing which, payments for any remaining Transition Payments that have not been paid as a result of your Assignment being terminated with the Host Company (for whatever reason in accordance with this Assignment Agreement) shall cease immediately and shall be forfeited to the Host Company (for certainty, Transition Payments shall not be payable for any periods in which your Assignment has been terminated and you are on garden leave or any similar arrangements pursuant to your Home Company employment contract).

The Transition Payments shall not form part of your annual base salary for any other purposes whatsoever, and shall not be included in the calculation of any entitlements to the annual bonus, short or long-term incentives, special bonuses, life insurance or any other benefits provided by the Host Company.

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10	Laws and Legislation
You agree to abide by all laws and legislation in force in the State of Illinois and the US, particularly as far as law and order and labor laws are concerned.

11	Working Hours and Public Holidays
Your working hours and public holidays entitlement will be in accordance with the Host Company’s regulations, local laws and customs established in the US.

12	Vacation Entitlement
You will be entitled to paid annual leave in accordance with the Home Company’s annual leave regulation and practices.

13	End of Assignment
At the end of your Assignment, the Home Company may offer you a mutually acceptable position that serves the Home Company’s needs and your career goals but does not extend any guarantee of a specific position or function on your return.

14	Repatriation Benefits
Upon completion or termination of the Assignment followed by a repatriation to your Home Company, you will be entitled to the following repatriation benefits: one-way relocation travel to Switzerland for you and your immediate family, shipment of personal effects (up to a 40-foot container), up to 30-days of temporary accommodation in Switzerland and a one-off relocation allowance (in line with Home Company policy and practice). The entitlement for these repatriation benefits is irrespective of whether there is a suitable role to return to at your Home Company or not.

15	Termination of Assignment
This Assignment Agreement may be voluntarily terminated by either Party by giving at least three (3) months’ notice in writing to the other Party. The Host Company agrees that the actual notice period that the Host Company provides will not in any event be less than the actual number of months then remaining in the applicable current school year for your children if they are in the middle of a school year at the time that the notice is provided by the Host Company.

The Parties reserve the right to cancel this Assignment Agreement without notice for due cause. ‘Due cause’ for dismissal without notice is an event such as, but not limited to, grave or repeated violations of contractual obligations, guidelines or instructions, intentionally or negligently causing damage or injury, the acceptance of commissions or bribes in any form; any behaviour that seriously damages the Home Company’s or Host Company’s reputation, serious offence against local laws or clear failure to perform basic responsibilities despite having fair written opportunity to rectify. In case of gross negligence in performing your duties, the Home and the Host Company may terminate this Assignment Agreement without giving any notice time and will not pay any repatriation benefits.

If your employment with the Home Company is terminated under terms that provide for you to receive a “Garden Leave”, to the extent permitted by US immigration and law and regulations at the applicable time that may allow you to remain in the US during any period of your Garden Leave, the Host Company will facilitate the continuation of the payment of annual base salary and bonus (where applicable) through the US payroll system per the terms of the Home Company Garden Leave policy, provided, however, if at any time US immigration law does not permit the Host Company to make such payments or allow you to remain in the US, then all such payments from the Host Company shall cease at that time, and the Home Country will be responsible for paying any remaining payments then owing under the Garden Leave upon your return to your home country.

16	Data Protection Clause
We take your privacy and the protection of the personal data we process about you and about your next of kin seriously. We attach our Data Privacy Policy setting out our approach to handling you and your next of kin personal data. The signing of this agreement by you will be deemed as your acknowledgement indicating that you have read the terms under which we process you and your next of kin personal data as set out in the Data Privacy Policy.

You acknowledge that the Home and Host Company will, until the Spin Off Project is implemented, share your personal data with Holcim Technology Ltd (HTEC) / Holcim Group Services Ltd (HGS), and thereafter with the New Organization upon completion of the Spin Off Project, for the purposes of personnel management and for compliance with applicable procedures, laws and regulations. Such data may include, and is not limited to, compensation, birth date, civil status, nationality, educational/academic data, private addresses, insurance coverage, etc. It may also include personal data of your partner to the extent required for this Assignment.

For processing and storing your personal data, both during and after your Assignment, the Home Company use special software hosted by a third-party provider on a server located outside the Home and Host Company. As per Home Company review, the third-party provider hosting services meet security standards of the highest level.

The Home and Host Company HR and Payroll Managers as well as members of the applicable International Mobility Team, may access and process your personal data. The Home and Host Company may retain selected third parties to provide Assignment related services to you. In connection with the provision of such services, personal data (to the extent necessary) will be transferred to such third-party service providers who will then hold and process such data. Such third-party service providers may be amended from time to time but currently include retained global tax advisors, relocation agents, shipping agents and immigration advisors.

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17	Transfer of Liabilities to the New Organization
All benefits and conditions pursuant to this Assignment Agreement will be assumed by the New Organization immediately once your employment transitions to the New Organization.

18	Governing Law and Jurisdiction
Swiss law will govern with respect to all questions and interpretation of this Assignment Agreement which, together with your Home Company employment contract, represent the complete terms of your Assignment and employment with your Home Company.

We wish you much success in your role and an enjoyable stay in the US.

Yours sincerely,

/s/Jan Jenisch Jan Jenisch	/s/Steve Clark Steve Clark Chief People Officer Resources

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Group Chief Executive Officer

/s/Julia Lucius Julia Lucius HR Business Partner	/s/Sam Poletti Sam Poletti Group Head of M&A

I have read and hereby confirm my understanding and agreement with the terms and conditions of this Assignment Agreement.

/s/Nollaig Forrest  05 May 2025
Signature and date
Nollaig Forrest

The duly signed pdf version of this agreement is deemed to be the original. Please initial all pages in order to ensure .pdf is authentic. Hard-copies with genuine signatures will not be exchanged.

Copy to:

-	Home Company HR
-	Host Company HR

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